Exhibit 10.1

SETTLEMENT AGREEMENT, WAIVER AND RELEASE

This Settlement Agreement, Waiver and Release (the “Agreement”) is voluntarily being entered into as of February 14, 2017, by and between Robert J. Soper of 27 Rocco Drive, East Lyme, Connecticut 06333, acting on behalf of himself, his heirs, executors, and administrators (hereinafter sometimes referred to as “Soper”), and the Mohegan Tribal Gaming Authority (“MTGA”), an instrumentality of the Mohegan Tribe of Indians of Connecticut, a federally recognized sovereign Indian Tribe (“Tribe”), of One Mohegan Sun Boulevard, Uncasville, Connecticut 06382, and its successors and assigns, acting on behalf of itself and on behalf of its former, present and future affiliates, tribal members, council members, board members, directors, officers, principals, agents, employees, and their respective successors and assigns for purposes of mutually exchanging the consideration set forth herein and mutually resolving fully and finally all claims and/or disputes that have arisen out of or during the course of Soper’s employment with the MTGA, including but not limited to those arising under any employment agreement between MTGA and Soper up until the date of full and final execution of this Agreement.

WITNESSETH:

WHEREAS, Soper has been employed by the MTGA in the capacity of President and Chief Executive Officer of MTGA pursuant to the terms of an Amended and Restated Employment Agreement dated as of April 1, 2015 (the “Employment Agreement”); and

WHEREAS, Soper’s employment with the MTGA ended on February 14, 2017 (“Separation Date”); and

WHEREAS, the MTGA and Soper each desire to resolve against the other all disputes and claims that it or he has, had, may have had and/or could have had arising out of or in connection with Soper’s employment relationship, the termination of his employment with MTGA, and/or the Employment Agreement to the date of this Agreement, and to enter into this Agreement to resolve any and all issues in dispute between them without admitting any wrongdoing.

NOW THEREFORE, to resolve fully and finally all disputes and claims arising out of and/or relating to Soper’s employment relationship with the MTGA, and with any other person or entity affiliated with or acting on behalf of the MTGA, to the date of this Agreement, and in consideration of, among other things, the mutual promises set forth herein, the receipt and adequacy of which consideration are acknowledged by Soper and MTGA, Soper and the MTGA hereby agree and stipulate as follows:

1.	WITHDRAWAL OF CLAIMS.

Soper hereby acknowledges, represents and certifies that as of the effective date of this Agreement (as set forth in Section 10(d) herein), he has not filed, will not file, and waives any claims, suits, or causes of action of any kind against the MTGA (as more fully set forth in Section 4 of this Agreement) that Soper could bring in any forum whatsoever arising out of or related to his employment or the separation of that employment with the MTGA up to the date of this Agreement, and he agrees that he will never file or assert such claims in any forum whatsoever. Soper acknowledges and agrees that, if any claim, suit or cause of action is brought by any person, government agency, or any other entity in his behalf related to his employment or the separation of that employment with the MTGA, he shall only participate in any such claim, suit or cause of action to the extent required by applicable law and in no event shall he receive or recover any tangible benefit, other than the consideration to be paid pursuant to this Agreement.

2.	TERMINATION OF EMPLOYMENT.

The MTGA and Soper agree that Soper’s employment with the MTGA terminated February 14, 2017. The parties further acknowledge and agree that all obligations of the MTGA to Soper, except as specifically set forth herein, are terminated.

3.	CONSIDERATION

In full consideration for Soper entering into and abiding by the terms of this Agreement, MTGA shall make the following payments to Soper and/or on behalf of Soper:

a.     MTGA shall continue to pay weekly installments of Soper’s current Base Annual Salary as in effect February 14, 2017, after the Separation Date through Tuesday, February 13, 2018, which amount shall be paid in accordance with the payroll procedures of the MTGA;

b.     MTGA shall pay to Soper a relocation payment in the amount of fifteen thousand dollars ($15,000.00) within ten (10) days of execution of this Agreement;

c.     MTGA shall pay to Soper the sum of one hundred thousand, four hundred seventy nine dollars and fifty cents ($100,479.50), as the value of Soper’s accrued and unused paid time off as of the Separation Date, within ten (10) days of execution of this Agreement, and

d.     MTGA shall continue to pay its contribution to the premium for Soper’s health insurance coverage after the Separation Date through February 13, 2018 (or such lesser period if he obtains group health insurance coverage through another source), provided that any applicable employee-paid portion of the premium for such health plan coverage will be deducted from Soper’s payments under Paragraph 3(a) consistent with prior practice.

In the event of Soper’s death prior to payment in full of the above amounts, any remaining payments required hereunder shall be payable to Soper’s estate. All such payments and benefits are subject to deductions for payroll taxes and any other deductions required or imposed by law.

MTGA and Soper agree that Soper will be entitled to participate in MTGA’s health insurance plan, or such substitute health insurance plan as offered by MTGA (if Soper’s plan is no longer offered by MTGA) to any of its employees, through the period specified in subsection

3.d hereof. Soper understands that his contribution for this benefit will at all times during the applicable period be the contribution amount then charged by MTGA to those MTGA employees participating in the plan or substitute plan in the same manner as Soper currently pays his contribution.

Soper hereby acknowledges and agrees that the above constitutes good, valuable and sufficient consideration for his waiver and release of any and all actual or potential claims he may have against the MTGA and/or the Released Parties, as hereafter defined, and for his obligations under this Agreement.

The parties further acknowledge and agree that in the event that claims asserted by any company in which Soper had or has a financial interest lead to a judgment (defined for purposes of this Agreement as a decision on the merits by a court in an adversary proceeding brought by such company and not a settlement or an agreed, confessed, consent, default or otherwise stipulated judgment) prior to February 13, 2018, imposing financial liability on the part of the MTGA or its subsidiary, Downs Racing L.P., doing business as Mohegan Sun Pocono, any amounts then unpaid to Soper may be reduced in an amount proportional to the portion of such liability directly attributable to Soper. If the consideration payable to Soper is reduced as a result of the application of the preceding sentence, Soper’s waiver and release and other obligations hereunder shall nevertheless remain in full force and effect as if all consideration otherwise payable to him had been paid.

4.	WAIVER OF CLAIMS AND CAUSES OF ACTION BY SOPER.

In consideration for the undertakings herein of MTGA, Soper hereby waives and forever releases and discharges the MTGA, the Tribe, its and their former, present and future affiliates, tribal members, council members, board members, directors, officers, principals, agents, employees, and their respective successors and assigns (hereinafter, collectively, the “Released Parties”) from and against any and all claims and causes of action of any kind whatsoever that he may have, now has or has had or may have had against any of the Released Parties, whether known or unknown, which arose or could have arisen up through the execution of this Agreement, including but not limited to the following:

a.     Any and all claims, duties, and causes of action, arising out of or during the course of Soper’s employment with the MTGA, the Employment Agreement, Soper’s application for employment, any transfers of duties, reporting arrangements, assignments, and/or the termination or separation of Soper’s employment;

b.     Any and all duties and obligations to Soper that MTGA or the Released Parties has or has undertaken or should have undertaken in connection with Soper’s employment with the MTGA;

c.     Except for the payments set forth in Section 3 above, and any payment to which he may be entitled pursuant to any retirement savings plan or similar plan in which Soper is or may be an eligible participant, any claims for past or future compensation, severance payments, accrued and/or future bonus or incentive payments, reimbursement of expenses (other than those expenses that have been properly documented and submitted for reimbursement prior to March 21, 2017), payment of life and/or disability insurance premiums, payment of any allowances, accrued paid time off which includes vacation and sick time (“PTO”), defamation, intentional or negligent infliction of emotional distress, failure to promote, retaliatory and discriminatory discharge, disability discrimination, wrongful discharge, retaliation for the exercise of speech rights, interference with contractual relations, prima facie tort and all other contract or tort claims, or claims for indemnification other than those claims set forth in Section 5 hereof, whether or not arising out of or during the course of his employment, including, but not limited to, any claims for unpaid past or future incentive bonuses or any other compensation of any kind or nature; and

d.     Any and all claims and/or causes of action that MTGA or any of the Released Parties violated any applicable federal, state or Tribal law prohibiting discrimination based on age, race, disability or handicap, gender, national origin, ethnic origin, religion or other forms of discrimination, including, among others, the Equal Pay Act of 1964, 29 U.S.C. § 206; the Age Discrimination in Employment Act; the Older Workers’ Benefit Protection Act of 1990; Title VII of the Civil Rights Act of 1964; Section 1981 of the Civil Rights Act of 1866; the Civil Rights Act of 1991; the Americans With Disabilities Act; the Rehabilitation Act of 1973; the Vietnam Era Veterans Readjustment Assistance Act; the National Labor Relations Act; the Employee Retirement Income Security Act, any federal, state or tribal whistleblower law; the Connecticut Fair Employment Practices Act; the Indian Civil Rights Act; the Mohegan Discriminatory Employment Practices Ordinance, Mohegan Tribal Ordinance 2002-04 or any amendments thereto; the Mohegan Torts Ordinance; Mohegan Tribal Ordinance 2001-07-1, or any amendments thereto; or any other federal, state or Tribal law, whether or not specifically identified herein.

Soper agrees never to file, commence, prosecute or support financially any action, claim, complaint, proceeding, or charge against the MTGA or any of the Released Parties, in any tribal, state or federal court, administrative agency, or through arbitration or mediation or through any other forum with respect to any matter, for or with the purpose of recovering damages or other monetary or personal or equitable relief, or any penalty or censure against the MTGA or any of the Released Parties, based on any claim that was or could have been raised arising out of the formation, performance or termination of the employment relationship or the Employment Agreement, or for any act, transaction, practice, conduct or omission known or unknown that has occurred prior to the effective date of this Agreement.

If any claim is not subject to release, Soper waives, to the fullest extent permitted by applicable law, any right or ability to be a class or collective action representative or otherwise to recover in any claim, including any putative or certified class, collective or multi-party action or proceeding based on such claim in which MTGA and/or any of the Released Parties is a party.

Neither party is waiving or releasing the other party from any claim for violation of this Agreement.

5.	SURVIVAL OF INDEMNIFICATION CLAIMS.

It is expressly understood and agreed that MTGA remains bound by and subject to the duty to provide indemnification to Soper as set forth in Section 1(D) of the Employment Agreement and that such obligation continues indefinitely and remains in full force and effect notwithstanding termination of the Employment Agreement, except that MTGA shall have no duty or obligation to defend or indemnify Soper with respect to any claim asserted by any company in which Soper had or has a financial interest or as required by written order of any regulatory or government agency having jurisdiction over the MTGA or its subsidiaries.

6.	WAIVER OF CLAIMS AND CAUSES OF ACTION BY MTGA.

In consideration for the undertakings herein of Soper, MTGA, on behalf of itself and its former, present and future affiliates, tribal members, council members, board members, directors, officers, principals, agents, employees and their respective successors and assigns, hereby waives and forever releases and discharges Soper and his heirs, successors and assigns from and against any and all claims and causes of action of any kind whatsoever that any of them may have, now have or have had or may have had against Soper, whether known or unknown, which arose or could have arisen up through the execution of this Agreement.

7.	NON-ADMISSION.

Soper recognizes that the MTGA, by entering into this Agreement, is not admitting any violation of any law, regulation, duty or obligation to Soper or any wrongdoing or impropriety whatsoever; and Soper similarly is not admitting any violation of law, regulation, duty or obligation to MTGA or any wrongdoing or impropriety whatsoever.

8.	CONFIDENTIALITY/NON-COMPETITION.

Soper acknowledges that while employed by the MTGA, he had access to, possessed or was otherwise exposed to confidential information in connection with his employment concerning the MTGA, and that he was at all times under a duty to maintain the confidentiality of such information and not to use the same for his benefit or the benefit of another party. Soper understands, acknowledges, and agrees that his duties, obligations and covenants to maintain the confidentiality of information concerning the MTGA continue indefinitely and do not terminate with the termination of his employment with the MTGA. By entering into this Agreement, Soper agrees that any and all of his prior agreements to maintain the confidentiality of the MTGA information, including but not limited to those set forth in the Employment Agreement, shall continue hereinafter in full force and effect. Soper hereby further affirms that he has returned to MTGA all documents, records, notebooks and similar repositories of or containing confidential information and all personal property of the MTGA that were in his possession, including but not limited to keys, access cards, key fobs, cell phones, computers, documents in any form, customer and patron lists or other information about MTGA and its affiliates and its and their patrons including financial information, legal documents and information, and marketing and financial plans and strategies. In the event that Soper should at any time in the future identify any confidential information or personal property of the MTGA in his actual or constructive possession, he shall forthwith return the same to the MTGA.

MTGA purchased and issued to Soper in connection with his employment the following devices: Apple iphone, Apple iPad ID DLXQX3G4GMW3, and Macbook Air, SN C02S6070GFW (the “Devices”). The Macbook Air was returned to MTGA on March 3, 2017. MTGA and Soper agree that the following protocol shall apply to the Devices, subject to any and all regulatory requirements that may be imposed by any governmental agency:

a.     Upon his execution of this Agreement, Soper shall provide the Apple iphone and Apple iPad and all passwords necessary to access all data on all the Devices to the accounting firm of Deloitte & Touche LLP. (“Deloitte”), which shall take possession of all the Devices pursuant to this protocol.

b.     Deloitte shall make a forensically sound and exact image of the contents of each of the Devices, using industry-standard hardware and software in a manner that will preserve the evidentiary integrity of such content (the “Images”), while preserving all original data on the Devices. Deloitte shall segregate from the Images the following data: (i) all Soper’s personal photographs and videos (“Personal Photos”); and (ii) documents, emails, email attachments, and/or text messages claimed by him to be subject to the attorney-client and/or attorney-work-product privilege or the spousal privilege (Privileged Data). With respect to such Privileged Data, Soper shall provide Deloitte a written description or log of the Privileged Data (“Privileged Data Log”) sufficiently particularized as to guide Deloitte in identifying and segregating the Privileged Data. A copy of any such Privileged Data Log shall be transmitted simultaneously to MTGA. The failure by Soper to provide such a Privileged Data Log or to identify particular Data as privileged shall be deemed a waiver of any privilege as to that Data. Any dispute as to whether Data is covered by a privilege shall be resolved pursuant to Section 12 of this Agreement. The material identified on the Privileged Data Log shall be treated as and remain privileged and shall not be disclosed pending final disposition of any such dispute. This protocol shall not be deemed a waiver of any privilege.

c.     Copies of all Personal Photos and Privileged Data shall be returned to Soper by Deloitte in such format that allows Soper to recover such Data for his personal use.

d.     Deloitte shall take such steps as are necessary and forensically sound to redact all Personal Photos and Privileged Data from the Images so that MTGA shall have no access to such Data, and shall provide only the redacted Images to MTGA subject to the foregoing.

e.     MTGA shall not access the Devices. However, MTGA shall have full access to inspect and copy the redacted Images. MTGA agrees that it will not disclose or use any personal information pertaining to Soper or his family for any purpose other than a legitimate business purpose of MTGA.

f.     The Devices shall be preserved intact by Deloitte for such time as may be required based on any governmental inquiry or investigation, the direction of any governmental agency, any litigation or any other requirement of law, and for the longer of 10 years or until it is determined by MTGA that it is no longer necessary to retain the Devices. Thereafter, subject to applicable data retention requirements, Deloitte shall permanently delete all data on the Devices and restore the Devices to factory settings.

g.     The Devices shall at all times be subject to access by regulators. However, Deloitte shall not make any Personal Photos or Privileged Data available to regulators without first providing written notice to Soper and an opportunity for Soper to address the request for access by regulators. If any governmental agency or regulator imposes any requirement inconsistent with this protocol, Soper shall be promptly notified in writing.

h.     The MTGA shall bear the cost of the services performed by Deloitte.

Soper’s cooperation in providing access to the Devices is a material provision of this Agreement.

Soper also acknowledges that he is and remains bound by and subject to a covenant not to compete with the MTGA in New York, New Jersey, Pennsylvania, Connecticut, Massachusetts, Rhode Island, Vermont, New Hampshire and Maine (the “Restricted Area”) for a period of one year after the Separation Date (the “Restricted Period”). Soper covenants that in the Restricted Area and for the duration of the Restricted Period he shall abide by the terms of Section 8 of the Employment Agreement. In addition, in consideration of MTGA’s undertakings herein, Soper further agrees that, during the Restricted Period, his covenant not to compete extends to an additional restricted area of one hundred twenty five (125) miles in radius from any site in the United States and Canada in which MTGA holds or has an application pending for a gaming license (whether as a “qualifier” or a “principal license holder”) at the time this Agreement is fully executed (the “Additional Restricted Areas”). The parties agree that the covenant not to compete in Section 8 of the Employment Agreement and in the Additional Restricted Areas shall not prevent Soper from becoming employed by or providing services to a company or organization engaged in casino gaming outside of the Restricted Area or the Additional Restricted Areas, even if that company or organization holds an interest in a casino gaming facility located within the Restricted Area, so long as Soper does not work in, manage, participate in or provide services within the Restricted Area or the Additional Restricted Area.

9.	NON-DISPARAGEMENT/COOPERATION/NON-INTERFERENCE.

MTGA and Soper mutually covenant and agree that executive employees of MTGA will make no comments, remarks or statements disparaging Soper and Soper will not make any comments, remarks or statements disparaging the MTGA or any of the Released Parties. Notwithstanding the foregoing, in no event shall Soper be deemed to be in violation of his obligations under this covenant for providing information to and/or full and truthful responses to oral or written inquiries from any Tribal, State or Federal governmental or quasi-governmental agency(ies), including without limitation any gaming regulatory agencies. Similarly, neither the MTGA nor the Released Parties shall be deemed in violation of its or their obligations under this covenant for providing information to and/or full and truthful responses to oral or written inquiries from any Tribal, State or Federal governmental or quasi-governmental agency(ies), including without limitation any gaming regulatory agencies.

Soper also agrees that he shall cooperate with and assist MTGA in addressing matters that arose during the course of his employment, including without limitation (i) the defense of any claims that may be made against MTGA, (ii) the prosecution of any claims that may be made by MTGA, to the extent that any such claims may relate to the duties and services performed by

Soper, and (iii) MTGA’s response to any inquiries by any gaming regulatory authorities having oversight of the MTGA or its subsidiaries. Soper further agrees to cooperate with and assist MTGA in the transition of business matters from Soper to other executives at the MTGA. MTGA agrees to reimburse Soper for all of his reasonable out-of-pocket costs and expenses associated with such assistance and cooperation, including payment of reasonable attorneys’ fees incurred by Soper unless expressly prohibited by written order issued by any gaming regulatory authority, and reimbursement of travel expenses in accordance with MTGA’s travel and reimbursement policy. MTGA acknowledges that Soper’s cooperation and assistance contemplated hereby shall be subject to his reasonable availability.

In further consideration of the undertakings of MTGA under this Agreement, while Soper is receiving payments pursuant to Section 3 of this Agreement, he shall neither serve on the MTGA Management Board nor be employed by the MTGA or its subsidiaries; nor shall Soper interfere with or attempt to influence, for personal advantage, any decision, process, or business of MTGA or its subsidiaries.

MTGA shall take such reasonable steps as may be required to ensure the orderly withdrawal of Soper’s gaming license(s) and/or gaming application(s) in each jurisdiction in which the termination of Soper’s employment with the MTGA requires action by the MTGA or its subsidiaries to effect such withdrawal.

MTGA agrees to provide reasonable cooperation and assistance to Soper in connection with any regulatory inquiries arising out of his employment, to the extent that such cooperation and assistance is not in conflict with any applicable code of conduct or regulatory requirement.

10.	PARTIES’ UNDERSTANDING OF AGREEMENT.

Soper hereby acknowledges and agrees that:

a.     He has twenty-one (21) days to consider this Agreement before signing it (the “Consideration Period”), and understands that he may waive the Consideration Period by signing this Agreement;

b.     He has been advised that if he signs this Agreement, he may revoke his signature within seven (7) days after signing (“Revocation Period”);

c.     He has been advised that if he chooses to revoke his signature within the Revocation Period after signing it, he must promptly inform, in writing, MTGA of his revocation by sending a written notice of his revocation prior to the expiration of the Revocation Period to the attention of Helga Woods, Attorney General, Mohegan Tribe; and

d.     This Agreement will be effective and enforceable immediately upon the expiration of the Revocation Period without revocation, but not earlier.

Soper acknowledges that he has been represented by legal counsel of his choosing in the development of this Agreement, that he has been advised of and is aware of the rights that he is waiving under this Agreement, and that he enters into this Agreement knowingly and voluntarily.

11.	SEVERABILITY.

If any provision of this Agreement is determined to be null, void, or inoperable for any reason, such provision shall be severable and the remaining provisions of this Agreement shall remain in full force and effect; provided that, in the event that the restrictions on Soper’s competition as set forth in Section 8 of the Employment Agreement and Section 8 of this Agreement are found unenforceable as a result of any claim, suit or cause of action brought by Soper or by any person, government agency, or any other entity on Soper’s behalf at Soper’s direction and as a result thereof Soper becomes engaged in such employment or other activity that would have been prohibited by such covenant not to compete, the MTGA’s obligations to make the payments described in Section 3 of this Agreement shall cease.

The payments to Soper pursuant to Section 3 shall cease in the event that the Pennsylvania Gaming Control Board or other gaming regulatory authority having jurisdiction over the MTGA or its subsidiaries so directs in writing on grounds that such payments are unlawful or in violation of gaming regulations. In such event, Soper’s waiver and release and other obligations under this Agreement shall nevertheless remain in full force and effect as if all consideration otherwise payable to him had been paid.

12.	IN THE EVENT OF BREACH.

The parties agree that the provisions of Sections 17 and 18 of the Employment Agreement concerning Dispute Resolution are incorporated herein by reference. Notwithstanding the foregoing, in the event that Soper breaches any of the provisions of Section 8 of this Agreement, Soper understands that the MTGA may exercise any available remedies including its right to bring an action to enjoin any such breach in any court having personal jurisdiction over him, as he acknowledges that MTGA would suffer irreparable harm in the event of such breach. Soper further acknowledges that in no event shall MTGA have to prove special damages before proceeding with an injunction against him. Soper also agrees that in the event he breaches his covenant of confidentiality and/or non-competition toward MTGA, the MTGA may recover, in addition to any other legal damages, its reasonable attorney’s fees, court costs and other litigation expenses incurred in investigating and prosecuting any breach. In addition, with respect to his breach or threatened breach of the confidentiality and/or non-competition provisions herein, MTGA has the right to notify Soper’s new or prospective employer of the terms and conditions of this Agreement.

13.	GOVERNING LAW AND NO ASSIGNMENT.

This Agreement shall be construed in accordance with the laws of the State of Connecticut. The MTGA hereby grants a limited waiver of its sovereign immunity from unconsented suit to permit Soper to enforce the terms of this Agreement. In any action arising out of or related to this Agreement, the parties consent to the jurisdiction of the federal and state courts located in the State of Connecticut over such matter.

Soper understands and agrees that he may not assign this Agreement or any of his rights under this Agreement.

IN WITNESS WHEREOF, the parties hereto set forth their hands on the dates opposite their signatures.

/s/ Robert J. Soper	4/4/17

ROBERT J. SOPER	Date
MOHEGAN TRIBAL GAMING AUTHORITY
By: /s/ Kevin P. Brown	4/12/17

Its: Chairman, Management Board	Date